CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement on Form N-1A of the Northern Lights Variable Trust.  Such reference is included in the Prospectus and Statement of Additional Information of Leader Short-Term Bond Portfolio, a series of beneficial interest of Northern Lights Variable Trust, under “Independent Registered Public Accounting Firm”.

BBD, LLP

Philadelphia, Pennsylvania

October 16, 2012